Fidelity Rutland Square Trust II issued a new class of shares. Strategic Advisers Core Income Multi-Manager Fund Class F commenced operations on December 18, 2012. Strategic Advisers Emerging Markets Fund of Funds Class F commenced operations on December 18, 2012. Strategic Advisers Income Opportunities Fund of Funds Class F commenced operations on December 18, 2012. Strategic Advisers International Multi-Manager Fund Class F commenced operations on December 18, 2012. Strategic Advisers Small-Mid Cap Multi-Manager Fund Class F commenced operations on December 18, 2012.